Exhibit 16.1

May 17, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Miller Diversified Corporation EIN: 84-1070932

Commissioners:

We were previously the principal accountants for Miller Diversified Corporation, and we reported on the financial statements of Miller Diversified Corporation as of August 31, 2008 and 2007, and for the two years then ended. We have not provided any audit services to Miller Diversified Corporation since the audit of the August 31, 2008 financial statements. We also conducted quarterly reviews on the interim financial statements of Miller Diversified Corporation through May 31, 2009. On December 28, 2009, we were notified of our dismissal as the principal accountants. We have read Miller Diversified Corporation’s statements, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K/A. We agree with the statements concerning our Firm in Item 4 of the Form 8-K/A. We have no basis on which to agree or disagree with other statements made in the Form 8-K/A.

Very truly yours,

Cordovano and Honeck LLP
Englewood, Colorado